Exhibit (a)(5)(A)

Stream Global Services, Inc. Announces Preliminary Results of Tender Offer

Company expects to purchase 20,757,046 million shares at $8 per share for a total of $166,056,638.

BOSTON, MA. – September 8, 2008 – Stream Global Services, Inc. (AMEX:OOO) (“Stream”), a leading provider of complex technical support and other business process outsourcing services, today announced the preliminary results of its tender offer, which expired at 5 p.m., New York City time, on Friday, September 5, 2008. Based on the preliminary count by the depositary for the tender offer, an aggregate of 20,964,043 shares were properly tendered and not withdrawn at the purchase price of $8.00 per share. At this time, Stream expects to purchase approximately 20,757,046 shares in the offer, at a price of $8.00 per share, for a total cost of $166,056,638, excluding fees and expenses related to the tender. The preliminary proration factor for the tender offer is expected to be approximately 99%.

The number of shares to be purchased and the proration factor are preliminary. Final results will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the proration factor will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase and return of all other shares tendered and not accepted for purchase will occur promptly thereafter. Payment for shares purchased will be made in cash, without interest.

Shareholders and investors who have questions or need information about the tender offer may contact the information agent, Innisfree M&A Incorporated, at (888) 750-5834. In connection with this offer, Continental Stock Transfer & Trust Company served as depositary.

For more information contact:

Sheila M. Flaherty,

Chief Legal & Administrative Officer

617-517-3252

Sheila.flaherty@stream.com

Forward-looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management Global BPO concerning the proposed acquisition of Stream and other future events and their potential effects on Global BPO and Stream. The statements, analyses, and other information contained herein relating to the proposed acquisition, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements.” These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, the ability to file the tender offer documents with the SEC and commence or complete the tender offer on the anticipated timeframe. Readers are referred to the reports and documents filed from time to time by us and to be filed in the future by us with the SEC for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements to reflect subsequent events or circumstances.

About Stream Global Services, Inc.

Global BPO was a special purpose acquisition corporation (a “SPAC”) formed in June of 2007 for the purpose of acquiring a business process outsourcing company. Global BPO consummated its initial public offering on October 23, 2007 and acquired Stream Holdings Corporation as of July 31, 2008. Global BPO is now known as Stream Global Services, Inc. and trades publicly on the American Stock Exchange. Stream is a leading provider of complex technical support and other business process outsourcing services such as web and data hosting, customer retention and recovery services, warrant support and professional services, etc. for Fortune 1000 clients in the technology, software, computing, consumer electronics, media and communications sectors. Stream has over 15,000 technical experts and other employees located in 30 service provider centers across over 16 countries.